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AMERANT BANCORP INC. REPORTS FIRST QUARTER RESULTS AND
PROVIDES BUSINESS UPDATE IMPACT FROM COVID-19 PANDEMIC

CORAL GABLES, FLORIDA, April 28, 2020. Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company” or “Amerant”) today reported first quarter 2020 net income of $3.4 million, 74.9% lower than the $13.5 million reported in the three months ended December 31, 2019. Net income in the first quarter of 2020 was 74.1% lower than in the first quarter of 2019. Net income per diluted share was $0.08 in the first quarter of 2020, down 74.2% from $0.31 per diluted share in the fourth quarter of 2019, and down 73.3% from $0.30 per diluted share in the first quarter of 2019. Operating income was $16.7 million in the first quarter of 2020, up 12.5% from $14.8 million in the fourth quarter of 2019, and flat from $16.6 million in the same period of 2019.
Annualized return on assets (“ROA”) and return on equity (“ROE”) were 0.17% and 1.61%, respectively, in the first quarter of 2020, compared to 0.68% and 6.44%, respectively, in the fourth quarter of 2019, and 0.65% and 6.87%, respectively, in the first quarter of 2019.
Millar Wilson, Vice Chairman and Chief Executive Officer, commented, “Amerant began the year benefiting from strong macro-economic trends while navigating a low interest rate environment. Despite the challenges and uncertainties caused by the COVID-19 pandemic, we finished the quarter in a strong financial position demonstrating the resilience of our operations and the entire Amerant community, underscored by solid operating income growth.”
Mr. Wilson continued, “During these unprecedented times, Amerant quickly rose to the challenge. We successfully activated our Business Continuity Plan to ensure seamless and uninterrupted operations and services, while keeping our employees, customers and communities safe. This remains our top priority. We have now transitioned over 80% of employees to working remotely. Our relationship-centric model enabled us to respond in real time to the rapidly evolving needs of our customers and communities. In addition, Amerant began implementing the Small Business Administration’s assistance programs included in the CARES Act, temporarily eliminated ATM fees, waived late payment fees on business and consumer loans as well as deposit account fees and refrained from reporting negative information to credit bureaus, among other individualized account measures during these extraordinary times. We will continue to put our people and customers first, while also improving operational efficiency, effectively managing credit quality, and maximizing shareholder value.”

Summary Results

The summary results of the first quarter ended March 31, 2020 include:

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Net income of $3.4 million, down 74.9% from $13.5 million in the fourth quarter of 2019; down 74.1% from $13.1 million in the same period of 2019. This decrease was primarily due to a meaningful increase in Amerant’s provision for loan losses in the first quarter of 2020. Operating income, which excludes provision for income tax, provisions for loan losses or reversals and net gains on securities, was $16.7 million, up 12.5% from $14.8 million in the fourth quarter of 2019, and flat from $16.6 million in the same period of 2019.

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Net interest income (“NII”) was $49.2 million, down 4.0% from $51.3 million in the fourth quarter of 2019, and down 11.2% from $55.4 million in the same period of 2019. Lower NII versus the fourth quarter of 2019 is mainly due to lower prepayment penalties in the current quarter as the pace of early loan payoffs slowed, higher average time deposit volume, and lower average loan balances. Amerant’s proactive management of funding costs largely muted the NII impact of emergency rate cuts implemented by the Federal Reserve during the first quarter of 2020. Compared to first quarter 2019, this quarter’s lower NII is attributed to a decline in average yields on interest-earning assets, lower average loan balances, and the replacement of lower-cost international deposits with higher-cost domestic time deposits, partially offset by lower professional funding costs, primarily Federal Home Loan Bank (“FHLB”) advances, Trust Preferred expenses as well as transactional deposit costs. Net interest margin (“NIM”) was 2.65% in the first quarter of 2020, down from 2.74% and 2.96% in the fourth quarter 2019 and the first quarter 2019, respectively.

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Credit quality indicators remained strong despite market dislocations associated with the COVID-19 pandemic. As a result of these dislocations, the Company increased its allowance for loan losses (“ALL”) by $22.0 million, compared to a release of $0.3 million in the fourth quarter of 2019, and no provision recorded in the first quarter of 2019, mainly due to the estimated deterioration of our loan portfolio caused by COVID-19. The ratio of the ALL to total loans was 1.29% as of March 31, 2020, up from 0.91% in the fourth quarter of 2019 and up from 1.05% in the same period last year. The ratio of loan charge-offs to average total loans in first quarter 2020 was 0.09%, up from 0.08% and down from the 0.10% in the fourth quarter of 2019 and the first quarter of 2019, respectively. The Company did not experience any unanticipated losses in the first quarter of 2020 from exiting its former credit card programs.

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Noninterest income was $21.9 million, up 37.2% from $16.0 million in the fourth quarter of 2019, and up 66.5% from $13.2 million in the same period last year. The increase was primarily driven by $9.2 million of net gains on the sale of securities recognized in the first quarter of 2020.

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Noninterest expense was $44.9 million, down 13.3% from $51.7 million in the fourth quarter of 2019, and down 13.6% from $51.9 million in the first quarter of 2019. The quarter-over-quarter decline in noninterest expense was mainly driven by lower salaries and employee benefit expenses as well as lower professional and other services fees in the first quarter of 2020. The year-over-year decline also resulted mainly from lower salaries and employee benefit expenses, and the absence of rebranding costs incurred last year related to Amerant’s transformation efforts. Adjusted noninterest expense was $44.5 million in the first quarter of 2020, down 13.8% from $51.6 million in the fourth quarter of 2019, and down 12.7% from $51.0 million in the first quarter of 2019. Adjusted noninterest expense in the first quarter of 2020 excludes $0.4 million in restructuring expenses.

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The efficiency ratio was 63.1% (62.6% adjusted for staff reduction and digital transformation expenses), compared to 76.9% (80.1% adjusted for staff reduction costs and a one-time gain on sale of land) during the fourth quarter of 2019, and 75.7% (74.4% adjusted for rebranding costs) for the corresponding period of 2019.

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Stockholders’ book value per common share increased to $19.95, up 3.1% from $19.35 at December 31, 2019, and up 10.7% from $18.02 a year ago. Tangible book value per common share rose to $19.43, up 3.1% from $18.84 at December 31, 2019, and up 10.8% from $17.54 a year ago.

Business Update Related to COVID-19
The health and well-being of the Company’s employees, customers, and local communities remains paramount, while Amerant continues to provide the necessary services and products to customers with minimal disruption. Amerant continues to monitor and respond accordingly to the ever-changing COVID-19 environment.

Business Continuity Plan (“BCP”) Activated

Amerant activated the Company's well-established BCP Plan on March 16, 2020. The Plan has effectively driven Amerant's resiliency during these extraordinary times and allowed the Company to continue to provide the quality of products and services its customers have come to expect. It is supported and complemented by a robust business continuity governance framework, life safety program, and annual enterprise-wide exercise and training program. The BCP Plan is framed within industry best practices and regulatory guidelines, and subject to periodic testing and independent audits.

As a result of the COVID-19 pandemic, Amerant has taken the following measures:

Operations, Technology & Facilities	Implemented remote-work arrangements and reduced banking center hours
Focused on minimizing impact on operations or customers
Surveyed critical vendor/supplier readiness
Ensured systems stability and bandwidth capacity to accommodate (i) any increase in volume of digital banking transactions; and (ii) remote work connectivity
Continuous monitoring to detect and prevent suspicious activity, including any potential COVID-19 related incidents
Human Resources & Communications	Communicated with customers regarding electronic banking channels, branch information, and assistance programs
Communicated with employees regarding health and safety, technology, remote working tools and practices, and security guidelines
Refined business travel, vendor on-site visits, remote work, and employee benefits policies

Executive Management Committee Involvement

In light of the unprecedented nature of events and circumstances surrounding the COVID-19 pandemic, the Company’s Executive Management Committee (“EMC”) implemented periodic briefings with subject-matter experts across the Company’s Business, Operations, Technology, Human Resources, Finance and Legal practices. These briefings focus on protecting the health of Amerant’s employees, customers, and communities, while continuing to provide customers with the services they need and expect during these challenging times. The EMC also increased its oversight and monitoring of credit and liquidity risks and engaged with other market participants to enhance its understanding of the potential magnitude, reach, and ramifications of the pandemic. The EMC has reported on a regular basis to the Board of Directors on the COVID-19 pandemic and the measures Amerant has implemented to address the evolving situation.

Credit Risk Monitoring and Mitigation Measures

The Company performed a comprehensive review of its loan exposures by industry to identify those most susceptible to increased credit risk as a result of the COVID-19 pandemic. The review estimated that approximately 30% of the outstanding loan portfolio as of March 31, 2020 is represented by loans to borrowers in industries, or with collateral values, that are potentially more vulnerable to the financial impact of the pandemic and approximately 50% of which are secured with real estate collateral.

The loan portfolio is well diversified with no industry concentration, except for real estate, representing 12.0% of total loans. This includes limited exposure to the energy sector (0.7% of total loans) as well as the travel, entertainment and restaurant (2.0% of total loans) industries.

At the close of March 31, 2020, the Company had a $2.9 billion CRE portfolio, representing 51.8% of total loans, with an estimated weighted average Loan to Value (LTV) of 60% and an estimated weighted average Debt Service Coverage Ratio (DSCR) of 1.6x.

CRE loans to top tier customers, which are those considered to have the greatest strength and credit quality, represent approximately 42% of the CRE loan portfolio.

In the CRE retail loan portfolio, the Company determined that there is no significant tenant concentration as the top 15 tenants combined represent 41.6% of the total CRE retail loan portfolio, and no individual tenant represents more than 5.9% of the total CRE retail loan portfolio. Major tenants include recognized national food and health retailers.

At the close of March 31, 2020, the hotels portfolio consists of 27 properties mainly located in popular travel destinations such as Miami Beach ($98.0 million or 37.4% of total hotel loans) and New York ($52.0 million or 19.8% of total hotel loans).

Amerant has increased the provision for loan losses for estimated portfolio deterioration due to the COVID-19 pandemic. The Company is closely monitoring its loan portfolio for any potential deterioration and proactively working with customers to address any potential impact.

Credit Approval Process and Monitoring

Amerant consistently reviews its existing credit approval practices to ensure that sound and prudent underwriting standards continue to drive the Company’s business relationships. As a result, the Company enhanced the monitoring of its entire loan portfolio and has proactively increased the frequency of periodic reviews and conversations with loan customers in anticipation of their future needs, which aligns with Amerant’s relationship-centric banking model.

Participation in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”)

On March 27, 2020, Congress passed the CARES Act (“Coronavirus Aid, Relief, and Economic Security Act”), an approximately $2.0 trillion COVID-19 response bill, to provide emergency economic relief to individuals, small businesses, mid-size companies, large corporations, hospitals and other public health facilities, and state and local governments. The CARES Act allocated the SBA $350.0 billion to provide loans of up to $10.0 million per small business (defined as businesses with 500 or fewer employees). On April 2, 2020, Amerant began participating in the SBA’s Paycheck Protection Program, or “PPP”, by providing small business loans to cover payroll, rent, mortgage, healthcare, and utilities costs, among other essential expenses. The Company received approval for 485 loan applications totaling $130.0 million in PPP Loans as of April 24, 2020.

Supporting Amerant’s Customers and Communities

Amerant continues to demonstrate its unwavering commitment to customers and the community by providing an array of tangible and meaningful support measures during these unprecedented times.

Beginning on March 26th, these measures include waiving Amerant’s ATM fees for customers and non-customers, late payment fees on all consumer and business loans, and deposit account fees on a case-by-case basis. Amerant is also refraining from reporting negative information such as past due balances to credit bureaus, and, importantly, offering individualized loan payment assistance such as interest payment deferral and forbearance options. Additionally, in April 2020, the Company increased its mobile check deposit limits. All of these efforts align with regulatory guidance aimed at helping customers and communities, while remaining prudent and manageable, and will continue until further notice.

In April 2020, the Company granted loan payment relief options to customers impacted by the COVID-19 pandemic, including interest-only and/or forbearance options. In accordance with accounting and regulatory guidance, loans benefiting from these measures are not considered Troubled Debt Restructurings (“TDR”). As of April 24 2020, loans under these programs totaled $1,120 million. The Company is closely monitoring the performance of these loans under the terms of the temporary relief granted.

Loans and Deposits
In the first quarter of 2020, the Company remained focused on building stronger customer relationships, enhancing customer service capabilities, and protecting the profitability of the loan portfolio given the challenging market environment. As the COVID-19 situation progressed and evolved throughout the quarter, Amerant began focusing on deploying resources aimed at providing adequate funding to customers and actively working under the CARES Act, while mitigating the potential negative impact on borrowers and depositors.
Total loans on March 31, 2020 were $5.7 billion, down 1.3% from December 31, 2019. The decline was driven by seasonally lower loan activity in the first quarter of 2020, as well as a slowdown in loan production towards the end of the quarter as a result of the COVID-19 pandemic. Total deposits on March 31, 2020 were $5.8 billion, up 1.5% from December 31, 2019. This increase was driven by strong domestic deposit growth enabled by higher capture of online CDs and relationship money market deposits as a result of the Company’s successful cross-selling efforts. Amerant continues to invest in training its sales teams to build stronger customer relationships in order to capture market share of customers' deposits, credit, and wealth management.

Online deposits increased $69.0 million, or 50.2%, compared to December 31, 2019. Total domestic deposits, excluding online deposit growth, increased $63.1 million or 2.1%, compared to December 31, 2019. Brokered deposits declined $35.5 million, or 5.2%, compared to December 31, 2019. Foreign deposits declined $47.1 million, or 1.8%, with respect to the previous quarter, representing an annualized decline rate of 7.1%, compared to an annualized decline rate of 8.6% during the fourth quarter of 2019, due to Amerant’s Venezuelan customers continuing to utilize deposits to fund everyday expenses as challenging conditions in their country persist. It is encouraging that while the decline in foreign deposits continued this quarter, the pace of decline has slowed. This improvement is attributed to the Company’s increased engagement with customers and sales efforts which continued to strengthen existing relationships and the expansion of Amerant’s banking products and services, including Zelle® which was launched in the last quarter of 2019.

Amerant remains dedicated to improving the Company’s core products and services, as well as enhancing the customer experience by leveraging new digital channels and technologies. The Company’s digital transformation efforts, including the adoption of the best-in-class Salesforce® Customer Relationship Management (“CRM”) platform and industry-leading nCino® loan origination platform, along with other strategic initiatives aimed at improving Amerant’s customer service experience and operational efficiency, are well underway. Finally, Amerant opened a new state-of-the-art banking center of the future in the affluent coastal city of Delray Beach in South Florida and enhanced the Company’s online account opening platform for domestic customers in the first quarter of 2020.

Net Interest Income and Net Interest Margin

First quarter 2020 NII was $49.2 million, down 4.0% from $51.3 million in the fourth quarter of 2019 and down 11.2% from $55.4 million in the first quarter of 2019. The decrease from the prior quarter was primarily due to lower prepayment penalties in the current quarter as the pace of early loan payoffs slowed, higher average time deposit volumes, and lower average loan balances. Additionally, the Company’s variable-rate loans repriced in line with lower market rates following the Federal Reserve’s emergency rate cuts on March 3rd and 15th, which contributed to lower interest income. Amerant offset this decline by proactively repricing customer deposits, replacing FHLB advances at lower cost via maturities and prepayments, and partially replacing higher-rate maturing brokered deposits at lower market interest rates.

The decline in NII compared to the first quarter of 2019 was primarily due to (i) the strategic run-off of foreign financial institutions and non-relationship Syndicated National Credit loans throughout the first three quarters of 2019; (ii) the decline in yields of interest-earning assets resulting from the Federal Reserve decreasing the benchmark interest rate three times in 2019 plus the previously mentioned emergency cuts in March 2020; and (iii) higher rates on CDs. This decline was partially offset by lower costs of transactional deposits and borrowings as well as lower interest expense due to redemptions of trust preferred securities. NIM for the first quarter of 2020 was 2.65%, a decrease of 9 basis points from the prior quarter and 31 basis points compared to the first quarter of 2019.

NII and NIM are expected to remain pressured as Amerant's interest-earning assets price lower in a depressed interest rate environment due to the COVID-19 pandemic and as the Company’s low-cost international deposits continue to run off. Against this backdrop, Amerant is proactively repricing deposits, leveraging opportunities for higher-yield investments and lower-cost wholesale funding, and seeking to reduce asset sensitivity, while working diligently to meet the banking needs of the Company’s domestic and international clients. In early April, the Company modified maturities on $420.0 million fixed-rate FHLB advances, resulting in 26 bps of annual savings for this portfolio and $2.4 million of cost savings for the remainder of 2020. Amerant expects new funding costs and loan income to track market rates closely in the coming months as the impacts from the COVID-19 pandemic continue.

Noninterest income
In the first quarter of 2020, noninterest income was $21.9 million, up 37.2% from $16.0 million in the fourth quarter of 2019. The improvement was mainly driven by a $9.2 million net gain on the sale of investments, particularly on the sale of 20-year Treasury securities replaced with longer-duration bonds to mitigate higher expected prepayments on mortgage-related securities in a low interest rate market. In addition, there were lower early termination costs associated with FHLB advances in the first quarter of 2020 as opposed to the fourth quarter of 2019. Deposit and other services fees in the first quarter of 2020 included $0.5 million of new credit card program annual referral fees. The increase in quarter-over-quarter noninterest income was partially offset by lower wire transfer fees attributable to the implementation of Zelle®, lower derivative income due to a decline in customer activity, and a meaningful one-time gain on the sale of land in the fourth quarter of 2019 absent in the current quarter.
The year-over-year increase in noninterest income of $8.8 million, or 66.5%, in the first quarter of 2020 was mainly driven by the aforementioned gains on the sale of securities. Additionally, compared to the previous year’s first quarter, brokerage and advisory fees increased 12.1% due to an improved allocation of assets under management (“AUM”) into our advisory services and higher volume of customer trading activity as a result of increased market volatility. These increases were partially offset by the absence of a $0.6 million gain on an early termination of FHLB advances recognized in the first quarter of 2019, lower credit card fee income this quarter due to the previously-announced closing of Amerant's credit card products, absence of fees associated with services previously provided to the Company’s former parent and its affiliates, and lower wire transfer fees.
The Company’s assets under management and custody totaled $1.57 billion on March 31, 2020, decreasing $243.5 million from $1.82 billion on December 31, 2019 and decreasing $121.6 million from $1.69 billion on March 31, 2019. These changes are mainly attributable to lower valuations resulting from the global financial impact of the COVID-19 pandemic, partially offset by account growth due to Amerant’s increasingly successful sales efforts. Additionally, the decline in AUM compared to the first quarter of 2019 was partially offset by new customer relationship balances brought in by the Company’s acquisition of Elant Bank and Trust Ltd. in the fourth quarter of 2019.

Noninterest expense
First quarter 2020 noninterest expense was $44.9 million, down $6.9 million or 13.3%, from $51.7 million in the fourth quarter of 2019, largely due to lower salaries and employee benefits of $6.7 million in the current quarter. This decrease was mainly the result of variable compensation program changes and the lack of long-term incentive program expenses as Amerant continues to comprehensively review its total employee compensation practices. The decrease was also attributed to a decline in amortization expense related to the 2018 IPO restricted stock grant, including the effect of a large forfeiture during the first quarter of 2020. Additionally, Amerant benefited from lower legal and other professional fees, mainly due to a decline in amortization expense related to the directors' stock-based compensation.
Partially offsetting these decreases were: (i) an increase in marketing expenses as the Company resumed promotional activities after a break in the fourth quarter following the completion of the Company’s rebranding activities; and (ii) higher depreciation and amortization due to the absence of a $0.7 million favorable adjustment of depreciation expense in the fourth quarter of 2019 related to the Company’s operations center.
Noninterest expense for the quarter ended March 31, 2020, decreased 13.6% compared to $51.9 million in the same period of 2019, mostly due to (i) lower salaries and employee benefits expense due to staff reductions completed in 2018 and 2019 and the decline in stock-based compensation expense this quarter and (ii) the absence of rebranding costs incurred last year related to Amerant’s transformation efforts. These declines were partially offset by higher telecommunications and data processing expenses this quarter.
Restructuring expenses in the quarter ended March 31, 2020 consisted of $0.4 million, which represents an increase of 210.5% from the prior quarter due to staff reduction and previously-discussed digital transformation expenses. Amerant did not implement any staffing changes related to the COVID-19 pandemic. Restructuring expenses in the first quarter of 2020 decreased 62.1% from the same quarter last year due to the absence of rebranding costs related to the prior year’s transformation efforts.
Credit Quality
The ratio of non-performing assets to total assets remained unchanged at 0.41% at the end of the first quarter of 2020, and at the end of the fourth quarter 2019, up from 0.26% reported at the end of first quarter of 2019. Non-performing loans had a net increase of $0.5 million, mainly due to increases of three commercial loans totaling $2.3 million and two single-family loans totaling $0.6 million. This increase was offset primarily by the charge-offs of four commercial loans totaling $1.1 million, the paydown of one commercial loan of $0.4 million and three single-family residential loans totaling $0.6 million. Additionally, special mention loans decreased $13.4 million, mainly due to the upgrade of three CRE loans totaling $9.3 million to pass, the upgrade of one owner occupied loan for $0.9 million to pass, the paydown of three commercial loans totaling $1.2 million, the downgrade of two commercial loans totaling $1.7 million to substandard, and the upgrade of one commercial loan of $0.4 million to pass. The decrease was offset by the downgrade of one commercial loan of $0.2 million to special mention during the period. All special mention loans remain current.

The Company recorded a provision of $22.0 million during the first quarter of 2020, compared to a release of provision of $0.3 million recorded in the fourth quarter of 2019 and no provision recorded in the first quarter of 2019. The increase is mainly due to a provision of $19.8 million in the first quarter of 2020 driven by estimated losses reflecting deterioration in the macro-economic environment as a result of the impact of COVID-19 across multiple impacted sectors. In addition, the increase in the provision included $1.2 million in additional specific reserves allocated to the multi-loan relationship with a South Florida food wholesale borrower disclosed in previous quarters, and $1.0 million in additional reserves to cover the charge-offs of four commercial loans.
As discussed during previous quarters, at the end of October, Amerant curtailed charge privileges to the remaining credit cardholders in its international credit card products and required repayment of all outstanding balances by January 2020. Due to the sunset of this product, credit card charge-offs this quarter totaled $0.4 million, all of which had already been reserved. Amerant did not experience any unanticipated losses during the quarter ended March 31, 2020 as a result of the discontinuation of its credit card products.

On March 26, 2020, the Company began offering customized loan payment relief options as a result of the impact of COVID-19, including interest-only payments and forbearance options. Consistent with accounting and regulatory guidance, temporary modifications granted under these programs are not considered TDRs. Amerant is actively monitoring these loans in order to proactively identify negative patterns by industry and/or region and pursue remediation efforts in a timely manner. While the economic disruption caused by the COVID-19 pandemic is expected to impact the Company's credit quality, it is difficult to estimate the potential outcome due to the uncertain duration and magnitude of the slowdown in U.S. and global economic activity. The Company will continue to closely monitor the performance of loans to borrowers in impacted sectors, and will reassess its provisions as conditions evolve.

Capital
Stockholders’ equity was $841.1 million on March 31, 2020, up 0.8% from $834.7 million on December 31, 2019, and up 8.0% from $778.7 million on March 31, 2019. The increase in stockholders’ equity is mainly the result of the appreciation in value of the Company’s debt securities available for sale attributable to the decline in market interest rates as well as the Company’s net income. Book value per common share was $19.95 on March 31, 2020 compared to $19.35 on December 31, 2019 and $18.02 a year ago. Tangible book value per common share was $19.43 on March 31, 2020 compared to $18.84 on December 31, 2019 and $17.54 a year ago.
As previously reported, the Company redeemed its remaining fixed-rate, high-cost, Trust Preferred Securities and related subordinated debentures with available cash in the first quarter of 2020. Following this redemption, the Company’s capital continued to be strong and well in excess of the minimum regulatory requirements to be considered “well-capitalized” at March 31, 2020. As of March 31, 2020, the Company has determined to opt out of adopting the new “community bank leverage ratio” given that the perceived benefits provided by the new regulation did not exceed the potential costs considering the Company’s current and projected size and operations.

First Quarter 2020 Earnings Conference Call

As previously announced, the Company will hold an earnings conference call on Tuesday, April 28th, 2020 at 9:30 a.m. (Eastern Time) to discuss its first quarter 2020 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc., Amerant Trust, N.A. and Elant Bank and Trust Ltd. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 27 banking centers—19 in South Florida and 8 in the Houston, Texas area—and loan production offices in Dallas, Texas and New York, New York.

Zelle®, Salesforce® and nCino® are registered trademarks of Early Warning Services LLC, Salesforce.com, inc., and nCino, Inc, respectively, used in accordance with contractual terms.

Visit our investor relations page at https://investor.amerantbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results; costs and revenues; economic conditions generally and in our markets and among our customer base; the challenges and uncertainties caused by the COVID-19 pandemic; the measures we have taken in response to the COVID-19 pandemic; our participation in the PPP Loan program; loan demand; changes in the mix of our earning assets and our deposit and wholesale liabilities; net interest margin; yields on earning assets; interest rates and yield curves (generally and those applicable to our assets and liabilities); credit quality, including loan performance, non-performing assets, provisions for loan losses, charge-offs, other-than-temporary impairments and collateral values; market trends; rebranding and staff realignment costs and expected savings; and customer preferences, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including as of and for the three month periods ended March 31, 2020 and 2019, may not reflect our results of operations for our fiscal year ending, or financial condition as of December 31, 2020, or any other period of time or date.

Explanation of Certain Non-GAAP Financial Measures

Certain financial measures and ratios contained in this press release including “adjusted noninterest income”, “adjusted noninterest expense”, “adjusted net income”, “operating income”, “adjusted net income per share (basic and diluted)”, “adjusted return on assets (ROA)”, “adjusted return on equity (ROE)”, and other ratios appearing in Exhibits 1 and 2 are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). The Company refers to these financial measures and ratios as “non-GAAP financial measures.”

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued into 2020, the one-time gain on sale of the vacant Beacon land in the fourth quarter of 2019, and the Company’s increase of its allowance for loan losses in 2020. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Consolidated Balance Sheets
Total assets	$8,098,810	$7,985,399	$7,864,260	$7,926,826	$7,902,355
Total investments	1,769,987	1,739,410	1,632,985	1,650,632	1,701,328
Total gross loans (1)	5,668,327	5,744,339	5,753,709	5,812,755	5,744,406
Allowance for loan losses	72,948	52,223	53,640	57,404	60,322
Total deposits	5,842,212	5,757,143	5,692,848	5,819,381	5,888,188
Junior subordinated debentures (2)	64,178	92,246	92,246	118,110	118,110
Advances from the FHLB and other borrowings	1,265,000	1,235,000	1,170,000	1,125,000	1,070,000
Stockholders' equity	841,117	834,701	825,751	806,368	778,749
Assets under management and custody (3)	1,572,322	1,815,848	1,713,012	1,787,257	1,693,895

	Three Months Ended
(in thousands, except percentages and per share amounts)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Consolidated Results of Operations
Net interest income	$49,229	$51,262	$52,600	$53,789	$55,437
Provision for (reversal of) loan losses	22,000	(300)	(1,500)	(1,350)	—
Noninterest income	21,910	15,971	13,836	14,147	13,156
Noninterest expense	44,867	51,730	52,737	52,905	51,945
Net income	3,382	13,475	11,931	12,857	13,071
Effective income tax rate	20.83%	14.73%	21.50%	21.51%	21.49%

Common Share Data
Stockholders' book value per common share	$19.95	$19.35	$19.11	$18.66	$18.02
Tangible stockholders' equity (book value) per common share (4)	$19.43	$18.84	$18.63	$18.18	$17.54
Basic earnings per common share	$0.08	$0.32	$0.28	$0.30	$0.31
Diluted earnings per common share	$0.08	$0.31	$0.28	$0.30	$0.30
Basic weighted average shares outstanding	42,185	42,489	42,466	42,466	42,755
Diluted weighted average shares outstanding (5)	42,533	43,050	42,915	42,819	42,914

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Other Financial and Operating Data (6)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (7)	2.65%	2.74%	2.80%	2.92%	2.96%
Net income / Average total assets (ROA) (8)	0.17%	0.68%	0.60%	0.66%	0.65%
Net income / Average stockholders' equity (ROE) (9)	1.61%	6.44%	5.81%	6.56%	6.87%

Capital Indicators (%)
Total capital ratio (10)	14.54%	14.78%	14.77%	14.70%	14.35%
Tier 1 capital ratio (11)	13.38%	13.94%	13.93%	13.85%	13.48%
Tier 1 leverage ratio (12)	10.82%	11.32%	11.15%	11.32%	10.83%
Common equity tier 1 capital ratio (CET1) (13)	12.42%	12.60%	12.57%	12.14%	11.79%
Tangible common equity ratio (14)	10.14%	10.21%	10.26%	9.93%	9.61%

Asset Quality Indicators (%)
Non-performing assets / Total assets (15)	0.41%	0.41%	0.42%	0.41%	0.26%
Non-performing loans / Total loans (1) (16)	0.59%	0.57%	0.57%	0.56%	0.36%
Allowance for loan losses / Total non-performing loans (17)	218.49%	158.60%	163.42%	175.28%	294.01%
Allowance for loan losses / Total loans (1) (17)	1.29%	0.91%	0.93%	0.99%	1.05%
Net charge-offs / Average total loans (18)	0.09%	0.08%	0.16%	0.11%	0.10%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	2.27%	2.60%	2.64%	2.70%	2.58%
Salaries and employee benefits / Average total assets	1.48%	1.81%	1.70%	1.74%	1.66%
Other operating expenses/ Average total assets (19)	0.79%	0.79%	0.95%	0.96%	0.92%
Efficiency ratio (20)	63.07%	76.94%	79.38%	77.87%	75.73%
Full-Time-Equivalent Employees (FTEs)	825	829	838	839	889

	Three Months Ended
(in thousands, except per share amounts and percentages)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Adjusted Selected Consolidated Results of Operations and Other Data (4)

Adjusted noninterest income	$21,910	$13,176	$13,836	$14,147	$13,156
Adjusted noninterest expense	44,513	51,616	51,474	50,169	51,012
Adjusted net income	3,662	11,407	12,923	15,005	13,803
Operating income	16,652	14,800	12,793	14,039	16,644
Adjusted earnings per common share	0.09	0.27	0.30	0.35	0.33
Adjusted earnings per diluted common share (5)	0.09	0.26	0.30	0.35	0.32
Adjusted net income / Average total assets (Adjusted ROA) (8)	0.19%	0.57%	0.65%	0.77%	0.69%
Adjusted net income / Average stockholders' equity (Adjusted ROE) (9)	1.74%	5.45%	6.30%	7.66%	7.25%
Adjusted noninterest expense / Average total assets	2.25%	2.59%	2.58%	2.56%	2.53%
Adjusted salaries and employee benefits / Average total assets	1.48%	1.80%	1.67%	1.69%	1.66%
Adjusted other operating expenses/ Average total assets (19)	0.77%	0.79%	0.91%	0.87%	0.87%
Adjusted efficiency ratio (21)	62.57%	80.1%	77.48%	73.84%	74.37%

__________________

(1)
Total gross loans are net of deferred loan fees and costs. At September 30, 2019 and March 31, 2019, total loans include $1.9 million and $10.0 million in loans held for sale, respectively. There were no loans held for sale at any of the other dates presented.

(2)
During the three months ended March 31, 2020 and September 30, 2019, the Company redeemed $26.8 million of its 8.90% trust preferred securities and $25.0 million of its 10.60% and 10.18% trust preferred securities, respectively. The Company simultaneously redeemed the junior subordinated debentures associated with these trust preferred securities.

(3) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(4) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(5) As of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019 potential dilutive instruments consisted of unvested shares of restricted stock and restricted stock units mainly related to the Company’s IPO in 2018 totaling 482,316, 530,620, 789,652, 789,652, and 786,213, respectively. These potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share at those dates, fewer shares would have been purchased than restricted shares assumed issued. Therefore, at those dates, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.

(6)	Operating data for the periods presented have been annualized.

(7)	NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.

(8)	Calculated based upon the average daily balance of total assets.

(9)	Calculated based upon the average daily balance of stockholders’ equity.

(10)	Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.

(11)	Tier 1 capital divided by total risk-weighted assets.

(12)
Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of Common Equity Tier 1 (CET 1) capital plus outstanding qualifying trust preferred securities of $62.3 million at March 31, 2020, $89.1 million as of December 31, 2019 and September 30, 2019, and $114.1 million at each of the other dates shown. See footnote 2 for more information about trust preferred securities redemption transactions in the first quarter of 2020 and third quarter of 2019.

(13)Common Equity Tier 1 (CET 1) capital divided by total risk-weighted assets.

(14)
Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangibles assets are included in other assets in the Company’s consolidated balance sheets.

(15)Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or “TDRs”, and OREO properties acquired through or in lieu of foreclosure. Non-performing assets were $33.4 million, $33.0 million, $32.8 million, $32.8 million and $20.5 million as of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.
(16)Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered TDRs. Non-performing loans were $33.4 million, $32.9 million, $32.8 million, $32.8 million and $20.5 million as of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.
(17)Allowance for loan losses was $72.9 million, $52.2 million, $53.6 million, $57.4 million and $60.3 million as of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.
(18)Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses.
(19)Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(20)Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(21)Adjusted efficiency ratio is the efficiency ratio less the effect of restructuring costs, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, the after-tax gain of $2.2 million on the sale of vacant Beacon land in the fourth quarter of 2019, and the Company’s increase of its allowance for loan losses in 2020. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,
(in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Total noninterest income	$21,910	$15,971	$13,836	$14,147	$13,156
Less: gain on sale of vacant Beacon land	—	(2,795)	—	—	—
Adjusted noninterest income	$21,910	$13,176	$13,836	$14,147	$13,156

Total noninterest expenses	$44,867	$51,730	$52,737	$52,905	$51,945
Less: restructuring costs (1):
Staff reduction costs	54	114	450	907	—
Digital transformation expenses	300	—	—	—	—
Rebranding costs	—	—	813	1,829	933
Other costs	—	—	—	—	—
Total restructuring costs	$354	$114	$1,263	$2,736	$933
Adjusted noninterest expenses	$44,513	$51,616	$51,474	$50,169	$51,012

Net income	$3,382	$13,475	$11,931	$12,857	$13,071
Plus after-tax restructuring costs:
Restructuring costs before income tax effect	354	114	1,263	2,736	933
Income tax effect	(74)	59	(271)	(588)	(201)
Total after-tax restructuring costs	280	173	992	2,148	732
Less after-tax gain on sale of vacant Beacon land:
Gain on sale of vacant Beacon land before income tax effect	—	(2,795)	—	—	—
Income tax effect	—	554	—	—	—
Total after-tax gain on sale of vacant Beacon land	—	(2,241)	—	—	—
Adjusted net income	$3,662	$11,407	$12,923	$15,005	$13,803

Net Income	$3,382	$13,475	$11,931	$12,857	$13,071
Plus: provision for income tax expense	890	2,328	3,268	3,524	3,577
Plus: provision for (reversal of) loan losses	22,000	(300)	(1,500)	(1,350)	—
Less: securities gains, net	9,620	703	906	992	4
Operating income	$16,652	$14,800	$12,793	$14,039	$16,644

	Three Months Ended,
(in thousands, except percentages and per share amounts)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Basic earnings per share	$0.08	$0.32	$0.28	$0.30	$0.31
Plus: after tax impact of restructuring costs	0.01	—	0.02	0.05	0.02
Less: after tax gain on sale of vacant Beacon land	—	(0.05)	—	—	—
Total adjusted basic earnings per common share	$0.09	$0.27	$0.30	$0.35	$0.33

Diluted earnings per share (2)	$0.08	$0.31	$0.28	$0.30	$0.30
Plus: after tax impact of restructuring costs	0.01	—	0.02	0.05	0.02
Less: after tax gain on sale of vacant Beacon land	—	(0.05)	—	—	—
Total adjusted diluted earnings per common share	$0.09	$0.26	$0.30	$0.35	$0.32

Net income / Average total assets (ROA)	0.17%	0.68%	0.60%	0.66%	0.65%
Plus: after tax impact of restructuring costs	0.02%	0.01%	0.05%	0.11%	0.04%
Less: after tax gain on sale of vacant Beacon land	—%	(0.12)%	—%	—%	—%
Adjusted net income / Average total assets (Adjusted ROA)	0.19%	0.57%	0.65%	0.77%	0.69%

Net income / Average stockholders' equity (ROE)	1.61%	6.44%	5.81%	6.56%	6.87%
Plus: after tax impact of restructuring costs	0.13%	0.08%	0.49%	1.10%	0.38%
Less: after tax gain on sale of vacant Beacon land	—%	(1.07)%	—%	—%	—%
Adjusted net income / Average stockholders' equity (Adjusted ROE)	1.74%	5.45%	6.30%	7.66%	7.25%

Noninterest expense / Average total assets	2.27%	2.60%	2.64%	2.70%	2.58%
Less: impact of restructuring costs	(0.02)%	(0.01)%	(0.06)%	(0.14)%	(0.05)%
Adjusted Noninterest expense / Average total assets	2.25%	2.59%	2.58%	2.56%	2.53%

Salaries and employee benefits / Average total assets	1.48%	1.81%	1.70%	1.74%	1.66%
Less: impact of restructuring costs	—%	(0.01)%	(0.03)%	(0.05)%	—%
Adjusted salaries and employee benefits / Average total assets	1.48%	1.80%	1.67%	1.69%	1.66%

Other operating expenses / Average total assets	0.79%	0.79%	0.95%	0.96%	0.92%
Less: impact of restructuring costs	(0.02)%	—%	(0.04)%	(0.09)%	(0.05)%
Adjusted other operating expenses / Average total assets	0.77%	0.79%	0.91%	0.87%	0.87%

Efficiency ratio	63.07%	76.94%	79.38%	77.87%	75.73%
Less: impact of restructuring costs	(0.50)%	(0.17)%	(1.90)%	(4.03)%	(1.36)%
Adjusted efficiency ratio	62.57%	80.10%	77.48%	73.84%	74.37%

	Three Months Ended,
(in thousands, except per share amounts and percentages)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Stockholders' equity	$841,117	$834,701	$825,751	$806,368	$778,749
Less: goodwill and other intangibles	(21,698)	(21,744)	(20,933)	(20,969)	(21,005)
Tangible common stockholders' equity	$819,419	$812,957	$804,818	$785,399	$757,744
Total assets	8,098,810	7,985,399	7,864,260	7,926,826	7,902,355
Less: goodwill and other intangibles	(21,698)	(21,744)	(20,933)	(20,969)	(21,005)
Tangible assets	$8,077,112	$7,963,655	$7,843,327	$7,905,857	$7,881,350
Common shares outstanding	42,166	43,146	43,205	43,205	43,205
Tangible common equity ratio	10.14%	10.21%	10.26%	9.93%	9.61%
Stockholders' book value per common share	$19.95	$19.35	$19.11	$18.66	$18.02
Tangible stockholders' book value per common share	$19.43	$18.84	$18.63	$18.18	$17.54
____________

(1)
Expenses incurred for actions designed to implement the Company’s strategy as a new independent company. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.

(2) As of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019 potential dilutive instruments consisted of unvested shares of restricted stock and restricted stock units mainly related to the Company’s IPO in 2018 totaling 482,316, 530,620, 789,652, 789,652 and 786,213, respectively. These potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share at those dates, fewer shares would have been purchased than restricted shares assumed issued. Therefore, at those dates, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of net deferred loan origination costs accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)	$5,573,627	$59,788	4.31%	$5,627,641	$63,370	4.47%	$5,707,891	$66,722	4.74%
Debt securities available for sale (2)	1,549,502	9,497	2.47%	1,528,916	9,814	2.55%	1,532,649	10,750	2.84%
Debt securities held to maturity (3)	72,472	400	2.22%	75,989	419	2.19%	84,613	586	2.81%
Equity securities with readily determinable fair value not held for trading	24,052	131	2.19%	23,912	141	2.34%	23,179	139	2.43%
Federal Reserve Bank and FHLB stock	71,192	1,037	5.86%	71,902	1,044	5.76%	67,461	1,106	6.65%
Deposits with banks	171,848	462	1.08%	105,060	449	1.70%	169,811	1,004	2.40%
Total interest-earning assets	7,462,693	71,315	3.84%	7,433,420	75,237	4.02%	7,585,604	80,307	4.29%
Total non-interest-earning assets less allowance for loan losses	488,651			472,556			477,714
Total assets	$7,951,344			$7,905,976			$8,063,318

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,071,558	$135	0.05%	$1,098,532	$159	0.06%	$1,262,603	$274	0.09%
Money market	1,136,501	3,249	1.15%	1,147,539	3,802	1.31%	1,158,623	3,717	1.30%
Savings	322,682	17	0.02%	337,338	16	0.02%	383,425	16	0.02%
Total checking and saving accounts	2,530,741	3,401	0.54%	2,583,409	3,977	0.61%	2,804,651	4,007	0.58%
Time deposits	2,461,073	13,484	2.20%	2,317,052	13,180	2.26%	2,422,351	12,553	2.10%
Total deposits	4,991,814	16,885	1.36%	4,900,461	17,157	1.39%	5,227,002	16,560	1.28%
Securities sold under agreements to repurchase	—	—	—%	497	2	1.60%	—	—	—%
Advances from the FHLB and other borrowings (4)	1,195,714	4,412	1.48%	1,214,728	5,575	1.82%	1,101,356	6,205	2.28%
Junior subordinated debentures	73,123	789	4.34%	92,246	1,241	5.34%	118,110	2,105	7.23%
Total interest-bearing liabilities	6,260,651	22,086	1.42%	6,207,932	23,975	1.53%	6,446,468	24,870	1.56%
Total non-interest-bearing liabilities	846,493			868,470			856,211
Total liabilities	7,107,144			7,076,402			7,302,679
Stockholders’ equity	844,200			829,574			760,639
Total liabilities and stockholders' equity	$7,951,344			$7,905,976			$8,063,318
Excess of average interest-earning assets over average interest-bearing liabilities	$1,202,042			$1,225,488			$1,139,136
Net interest income		$49,229			$51,262			$55,437
Net interest rate spread			2.42%			2.49%			2.73%
Net interest margin (5)			2.65%			2.74%			2.96%

Ratio of average interest-earning assets to average interest-bearing liabilities	119.20%	119.74%	117.67%
___________
(1) Average non-performing loans of $32.8 million, $33.0 million and $19.8 million for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively, are included in the average loan portfolio, net.

(2)
Includes nontaxable securities with average balances of $49.4 million, $46.7 million and $158.0 million for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively. The tax equivalent yield for these nontaxable securities was 3.88%, 3.97% and 4.02% for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively. In 2020 and 2019, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.

(3)
Includes nontaxable securities with average balances of $72.5 million, $76.0 million and $84.6 million for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively. The tax equivalent yield for these nontaxable securities was 2.81%, 2.77% and 3.55% for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively. In 2020 and 2019, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.

(4)	The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.

(5)
NIM is defined as NII divided by average interest-earning assets, which are loans, securities available for sale and held to maturity, deposits with banks and other financial assets which yield interest or similar income.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended
	March 31, 2020		December 31, 2019		March 31, 2019
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,290	19.6%	$4,274	26.8%	$4,086	31.1%
Brokerage, advisory and fiduciary activities	4,133	18.9%	3,865	24.2%	3,688	28.0%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,414	6.5%	1,438	9.0%	1,404	10.7%
Cards and trade finance servicing fees	395	1.8%	557	3.5%	915	7.0%
Gain on early extinguishment of FHLB advances	(7)	—%	(1,443)	(9.0)%	557	4.2%
Data processing and fees for other services	—	—%	—	—%	520	4.0%
Securities gains, net (2)	9,620	43.9%	703	4.4%	4	—%
Other noninterest income (3)	2,065	9.3%	6,577	41.1%	1,982	15.0%
Total noninterest income	$21,910	100.0%	$15,971	100.0%	$13,156	100.0%
__________________

(1)	Changes in cash surrender value of BOLI are not taxable.
(2) Includes net gain on sale of securities of $9.2 million during the three months ended 2020 and unrealized gain on change in market value of mutual fund of $0.4 million and $0.7 million during the three months ended March 31, 2020 and December 31, 2019, respectively.

(3)
Includes rental income, income from derivative and foreign currency exchange transactions with customers, and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended
	March 31, 2020		December 31, 2019		March 31, 2019
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%

Salaries and employee benefits	$29,326	65.4%	$36,024	69.6%	$33,437	64.4%
Occupancy and equipment	3,803	8.5%	4,042	7.8%	4,042	7.8%
Professional and other services fees	2,954	6.6%	4,430	8.6%	3,444	6.6%
Telecommunications and data processing	3,464	7.7%	3,396	6.6%	3,026	5.8%
Depreciation and amortization	1,959	4.4%	1,214	2.3%	1,942	3.7%
FDIC assessments and insurance	1,118	2.5%	876	1.7%	1,393	2.7%
Other operating expenses (1)	2,243	4.9%	1,748	3.4%	4,661	9.0%
Total noninterest expense	$44,867	100.0%	$51,730	100.0%	$51,945	100.0%
___________
(1) Includes advertising, marketing, charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.

Exhibit 6 - Loans

Loans by Type

The loan portfolio consists of the following loan classes:

(in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Real estate loans
Commercial real estate
Non-owner occupied	$1,875,293	$1,891,802	$1,933,662	$1,872,493	$1,852,903
Multi-family residential	834,016	801,626	942,851	968,080	878,239
Land development and construction loans	225,179	278,688	268,312	291,304	291,416
	2,934,488	2,972,116	3,144,825	3,131,877	3,022,558
Single-family residential	569,340	539,102	527,468	535,563	535,306
Owner occupied	923,260	894,060	825,601	836,334	801,856
	4,427,088	4,405,278	4,497,894	4,503,774	4,359,720
Commercial loans	1,084,751	1,234,043	1,127,484	1,180,736	1,239,525
Loans to financial institutions and acceptances	16,576	16,552	24,815	25,006	27,985
Consumer loans and overdrafts	139,912	88,466	101,598	103,239	107,208
Total loans	$5,668,327	$5,744,339	$5,751,791	$5,812,755	$5,734,438

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered TDRs.

(in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Non-Accrual Loans(1)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$1,936	$1,936	$1,936	$1,964	$—
Multi-family residential	—	—	—	657	665
	1,936	1,936	1,936	2,621	665
Single-family residential	7,077	7,291	9,033	9,432	6,514
Owner occupied	13,897	14,130	11,921	10,528	5,192
	22,910	23,357	22,890	22,581	12,371
Commercial loans	9,993	9,149	9,605	10,032	7,361
Consumer loans and overdrafts	467	416	116	114	37
Total Non-Accrual Loans	$33,370	$32,922	$32,611	$32,727	$19,769

Past Due Accruing Loans(2)
Real Estate Loans
Single-family residential	$5	$—	$—	$—	$—
Commercial	—	—	—	—	—
Consumer loans and overdrafts	12	5	213	23	749
Total Past Due Accruing Loans	17	5	213	23	749
Total Non-Performing Loans	33,387	32,927	32,824	32,750	20,518
Other Real Estate Owned	42	42	—	—	—
Total Non-Performing Assets	$33,429	$32,969	$32,824	$32,750	$20,518
__________________

(1)
Includes loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms. As of March 31, 2020 and December 31, 2019, non-performing TDRs include $9.7 million and $9.8 million, respectively, in a multiple loan relationship to a South Florida borrower.

(2)	Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This tables shows the Company’s loans by credit quality indicators. We have no purchased credit-impaired loans.

	March 31, 2020				December 31, 2019				March 31, 2019
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$—	$757	$1,936	$2,693	$9,324	$762	$1,936	$12,022	$8,285	$—	$—	$8,285
Multi-family residential	—	—	—	—	—	—	—	—	—	665	—	665
Land development and construction loans	9,852	—	—	9,852	9,955	—	—	9,955	—	—	—	—
	9,852	757	1,936	12,545	19,279	762	1,936	21,977	8,285	665	—	8,950
Single-family residential	—	7,082	—	7,082	—	7,291	—	7,291	—	6,514	—	6,514
Owner occupied	7,190	14,005	—	21,195	8,138	14,240	—	22,378	12,767	8,632	—	21,399
	17,042	21,844	1,936	40,822	27,417	22,293	1,936	51,646	21,052	15,811	—	36,863
Commercial loans	2,587	9,459	2,643	14,689	5,569	8,406	2,669	16,644	3,992	9,073	559	13,624
Consumer loans and overdrafts	—	41	434	475	—	67	357	424	—	5,944	—	5,944
	$19,629	$31,344	$5,013	$55,986	$32,986	$30,766	$4,962	$68,714	$25,044	$30,828	$559	$56,431
__________
(1) There were no loans categorized as “Loss” as of the dates presented.

Exhibit 7 - Deposits by Country of Domicile

This tables shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Domestic	$3,253,972	$3,121,827	$2,999,687	$3,014,269	$2,963,098
Foreign:
Venezuela	2,224,353	2,270,970	2,345,938	2,465,718	2,587,879
Others	363,887	364,346	347,223	339,394	337,211
Total foreign	2,588,240	2,635,316	2,693,161	2,805,112	2,925,090
Total deposits	$5,842,212	$5,757,143	$5,692,848	$5,819,381	$5,888,188